UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2004

DIGITAL ANGEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

1-15177

52-1233960

(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN    55075

(Address of Principal Executive Offices)     (Zip Code)

 (Registrant’s telephone number, including area code)   (651) 455-1621

Not applicable.

(Former name or former address, if changed since last report.)

Item 2.                                                              Acquisition of Disposition of Assets

On January 22, 2004, Digital Angel Corporation completed the acquisition of OuterLink Corporation pursuant to an Agreement and Plan of Merger dated November 2, 2003, by and among Digital Angel Corporation, DA Acquisition and OuterLink Corporation.  Pursuant to the terms of the agreement, OuterLink Corporation became a wholly-owned subsidiary of Digital Angel Corporation.

Under the terms of the agreement, Digital Angel Corporation issued 100,000 shares of its Series A preferred stock.  Approximately 20% of the shares are being held in escrow as security for indemnified claims. The Series A preferred stock is convertible into four million shares of the Company’s common stock when the volume-weighted average price of the Company’s common shares equals or exceeds $4.00 per share for ten consecutive trading days.  The preferred stockholders have the right to designate one Director to Digital Angel Corporation’s Board of Directors prior to July 22, 2004.

OuterLink Corporation’s property and equipment is expected to be operated in their current locations.

Item 7.                                                           Exhibits and Reports on Form 8-K.

(a)                      No financial statements are required to be filed as part of this Current Report on Form 8-K.

(b)                     No pro forma financial information is required to be filed as part of this Current Report on Form 8-K.

(c)                      Exhibits:

2.1                     Agreement and Plan of Merger dated November 2, 2003, by and among Digital Angel Corporation, DA Acquisition and OuterLink Corporation (incorporated by reference to our Registration Statement on Form S-3 (No. 333-110817) filed on November 26, 2003)

2.2                     Form of Escrow Trust Agreement dated January 22, 2004

2.3                     Form of Certificate of Designation of the Relative Rights, Restrictions and Preferences of Series A Preferred Stock filed with the Delaware Secretary of State on December 30, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2004

/s/ James P. Santelli
Digital Angel Corporation
James P. Santelli
Vice-President of Finance and Chief Financial Officer